Cooper Standard Reports Record Quarterly Results; Raises Guidance

NOVI, Mich., July 28, 2016 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported record results for the second quarter 2016.

Second Quarter 2016 Highlights

•	Sales increased to a record $879.3 million

•	Net income totaled $40.9 million or $2.20 per diluted share

•	Adjusted EBITDA increased 11.9 percent to a record $108.5 million

•	Adjusted net income totaled $52.9 million or $2.85 per diluted share

•	Free cash flow increased by $39.4 million in the quarter and $73.1 million in the first half

•	Full year guidance for adjusted EBITDA margin increased to 12.0 - 12.5 percent

During the second quarter of 2016, the Company generated net income of $40.9 million, or $2.20 per diluted share, and adjusted EBITDA of $108.5 million on record sales of $879.3 million. These results compare to net income of $36.5 million or $1.98 per diluted share and adjusted EBITDA of $97.0 million on sales of $860.8 million in the second quarter of 2015.

Second quarter net income, excluding restructuring and other special items (“adjusted net income”), totaled $52.9 million or $2.85 per diluted share. Adjusted net income in the prior year period was $41.0 million or $2.23 per diluted share.

“We are pleased to report record results for the quarter,” stated Jeffrey Edwards, chairman and CEO of Cooper Standard. “Driven by our culture and strategy, this marks the seventh consecutive reporting period in which we have delivered year-over-year improvement in adjusted EBITDA and adjusted EBITDA margin.”

For the first six months of 2016, the Company reported net income of $71.5 million, or $3.83 per diluted share, and adjusted EBITDA of $212.1 million on sales of $1.74 billion. By comparison, the Company reported net income of $57.5 million, or $3.14 per diluted share, and adjusted EBITDA of $177.7 million on sales of $1.66 billion in the first six months of 2015. Adjusted net income for the first six months of 2016 was $100.3 million or $5.37 per diluted share compared to $70.7 million or $3.86 per diluted share in the first six months of 2015. The Company’s adjusted EBITDA margin for the first six months of 2016 was 12.2 percent compared to 10.7 percent in the first six months of 2015.

Consolidated Results

Second quarter 2016 sales increased by $18.5 million or 2.1 percent compared to the second quarter of 2015. The year-over-year variance is largely attributable to favorable volume and mix, partially offset by price adjustments, the impact of foreign currency exchange rates and the sale of the Company's hard coat plastic exterior trim business in December 2015. Excluding the impact of foreign currency exchange rates and divestitures, sales in the second quarter were $905.4 million, an increase of 5.2 percent over the second quarter 2015.

Second quarter adjusted EBITDA increased by $11.6 million or 11.9 percent compared to the second quarter of 2015. Adjusted EBITDA margin as a percent of sales was 12.3 percent in the quarter, up 100 basis points compared to the second quarter of 2015. The year-over-year variance is primarily attributable to improvements in operating efficiency, favorable volume and mix, and improved supply chain economics and optimization. These favorable items were partially offset by price adjustments, higher compensation-related costs and investments to support growth.

During the second quarter, Cooper Standard launched 60 new customer programs and was awarded an additional $47 million in annual net new business, driven largely by sales of innovative new products and technology. The new programs and new business were mostly on global platforms.

North America

The Company's North America segment reported sales of $460.7 million in the second quarter, an increase of 1.6 percent when compared to $453.5 million in sales reported in the second quarter 2015. The increase was attributable to improved volume and mix, partially offset by the divestiture of the Company's hard coat plastic exterior trim business, foreign currency exchange rates and price adjustments. Excluding the impact of foreign currency exchange rates and divestitures, North America segment sales were $482.8 million, which represents organic growth of $29.3 million or 6.5 percent compared to the second quarter of 2015.

North America segment profit was $60.5 million, or 13.1 percent of sales, in the second quarter. This compared to segment profit of $55.6 million, or 12.3 percent of sales in the second quarter 2015. The improvement was driven primarily by improved volume and mix, gains in operating efficiencies and lower materials costs, partially offset by higher compensation-related costs.

Europe

The Company's Europe segment reported sales of $282.3 million in the second quarter, compared to $270.3 million in the second quarter 2015. The increase was attributable to improved volume and product mix. Excluding the impact of foreign currency exchange rates and divestitures, Europe segment sales were $278.6 million for the quarter, up 3.1 percent versus the prior year period.

Europe segment profit was $0.7 million in the second quarter. Excluding planned restructuring expense of $11.7 million, segment profit was $12.4 million. The segment realized year-over-year improvements in operating efficiency, volume and mix during the quarter.

Asia Pacific

The Company's Asia Pacific segment reported sales of $116.2 million in the second quarter, compared to $111.9 million in the second quarter of 2015. The year-over-year variance is largely attributable to improved volume and mix, partially offset by unfavorable foreign currency exchange rates. Excluding the impact of foreign currency exchange rates, Asia Pacific sales increased by $10.5 million or 9.4 percent in the second quarter of 2016 as compared to the second quarter 2015.

Asia Pacific segment profit was $0.5 million in the second quarter, compared to $2.0 million in the second quarter 2015. The year-over-year change was driven primarily by higher interest expense and other costs to support booked future growth in the region.

South America

The Company's South America segment reported sales of $20.1 million in the second quarter, compared to $25.1 million in the second quarter of 2015. The decrease was attributable to lower overall vehicle production in Brazil and unfavorable foreign currency exchange rates.

The South America segment reported a loss of $5.6 million in the second quarter, compared to a segment loss of $7.5 million in the second quarter of 2015. The improvement was due to operating efficiencies and lower material costs, partially offset by lower production volume and unfavorable foreign exchange.

Liquidity and Cash Flow

At June 30, 2016, Cooper Standard had cash and cash equivalents totaling $339.5 million. Net cash provided by operating activities in the second quarter 2016 was $87.3 million, compared to $66.1 million in the second quarter of 2015. Second quarter 2016 free cash flow (defined as operating cash flow minus CAPEX) improved by $39.4 million compared to the second quarter of 2015. For the first six months of the year, free cash flow increased by $73.1 million versus the first six months of 2015.

In addition to cash and cash equivalents, the Company had $122.9 million available under its senior amended asset-based revolving credit facility (“ABL”) for total liquidity of $462.5 million at June 30, 2016.

Total debt at June 30, 2016 was $773.9 million. Net debt (defined as total debt minus cash and cash equivalents) was $434.4 million. Cooper Standard’s net leverage ratio at June 30, 2016 was 1.1 times trailing 12 months adjusted EBITDA.

Adjusted EBITDA, adjusted net income and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Outlook

Based on the record results achieved in the first and second quarters of the year and continued positive outlook for its operations and markets in the remainder of the year, the Company has updated its 2016 full-year guidance as follows:

	Previous Guidance (May 3, 2016)	Current 2016 Guidance
Revenue	$3.35 - $3.4 billion	$3.40 - $3.43 Billion
Adjusted EBITDA Margin	11.3% - 11.8%	12.0% - 12.5%
Capital Expenditures	$155 - $165 million	Unchanged
Cash Restructuring	$45 - $55 million	Unchanged
Cash Taxes	$50 - $60 million	Unchanged
Key Assumptions
NA Production	18.2 million units	18.0 million units
European Production	21.2 million units	21.5 million units
Avg. Full Year FX rates
Euro	1 EUR = $1.12 USD	Unchanged
Canadian Dollar	1 CAD = $0.79 USD	1 CAD = $0.77 USD
Mexican Peso	$1.00 USD = 16.3 MXN	$1.00 USD = 18.1 MXN

Conference Call Details

Cooper Standard management will host a conference call and webcast on July 29 at 9 a.m. ET to discuss its second quarter 2016 results, provide a general business update and respond to investor questions.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 95008448 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

The interactive webcast and slide presentation can be accessed live or in replay on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs approximately 30,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release contains certain “forward-looking statements.” Our use of words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” ”would,” “may,” “will,” “forecast,” or other similar expressions, is intended to identify forward-looking statements that represent our current judgment about possible future events or results. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; risks associated with our non-U.S. operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial debt; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our term loan facility and the ABL facility; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers' needs for new and improved products; the possibility that our acquisition strategy may not be successful; product liability, warranty and recall claims brought against us; environmental, health and safety laws and other laws and regulations; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; the possibility of future impairment charges to our goodwill and long-lived assets; the concentrated ownership of our stock which may allow a few owners to exert significant control over us; and our dependence on our subsidiaries for cash to satisfy our obligations.

You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

This press release also contains estimates and other information that is based on industry publications, surveys, and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(Unaudited)
(Dollar amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sales	$879,304	$860,821	$1,741,801	$1,660,871
Cost of products sold	707,343	706,863	1,410,016	1,376,041
Gross profit	171,961	153,958	331,785	284,830
Selling, administration & engineering expenses	92,735	84,079	176,130	160,390
Amortization of intangibles	3,239	3,672	6,517	7,220
Restructuring charges	12,206	7,429	23,038	26,269
Other operating loss	—	—	155	—
Operating profit	63,781	58,778	125,945	90,951
Interest expense, net of interest income	(9,995)	(9,268)	(19,747)	(18,425)
Equity in earnings of affiliates	2,667	1,355	4,437	3,131
Other (expense) income, net	(255)	2,111	(8,071)	13,188
Income before income taxes	56,198	52,976	102,564	88,845
Income tax expense	15,234	16,442	30,787	31,183
Net income	40,964	36,534	71,777	57,662
Net income attributable to noncontrolling interests	(51)	(38)	(265)	(179)
Net income attributable to Cooper-Standard Holdings Inc.	$40,913	$36,496	$71,512	$57,483

Weighted average shares outstanding
Basic	17,242,277	17,077,732	17,342,321	17,057,620
Diluted	18,591,647	18,410,467	18,669,123	18,324,072

Earnings per share:
Basic	$2.37	$2.14	$4.12	$3.37
Diluted	$2.20	$1.98	$3.83	$3.14

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$339,546	$378,243
Restricted cash	25,000	—
Accounts receivable, net	472,965	448,119
Tooling receivable	109,818	102,877
Inventories	155,803	149,645
Prepaid expenses	35,819	30,016
Other	96,069	80,581
Total current assets	1,235,020	1,189,481
Property, plant and equipment, net	793,857	765,369
Goodwill	152,977	149,219
Intangibles assets, net	63,329	70,702
Deferred tax assets	46,416	49,299
Other assets	82,856	80,222
Total assets	$2,374,455	$2,304,292

Liabilities and Equity
Current liabilities:
Debt payable within one year	$45,340	$45,494
Accounts payable	398,204	400,604
Payroll liabilities	124,971	127,609
Accrued liabilities	126,739	107,713
Total current liabilities	695,254	681,420
Long-term debt	728,581	732,418
Pension benefits	177,774	176,525
Postretirement benefits other than pensions	53,908	52,963
Deferred tax liabilities	1,173	4,914
Other liabilities	46,050	41,253
Total liabilities	1,702,740	1,689,493
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	510,374	513,764
Retained earnings	360,044	306,713
Accumulated other comprehensive loss	(210,141)	(217,065)
Total Cooper-Standard Holdings Inc. equity	660,294	603,429
Noncontrolling interests	11,421	11,370
Total equity	671,715	614,799
Total liabilities and equity	$2,374,455	$2,304,292

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2016	2015
Operating Activities:
Net income	$71,777	$57,662
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	53,856	48,754
Amortization of intangibles	6,517	7,220
Share-based compensation expense	10,909	4,964
Equity in earnings, net of dividends related to earnings	(1,415)	(1,214)
Gain on remeasurement of previously held equity interest	—	(14,199)
Deferred income taxes	(248)	1,457
Other	1,195	823
Changes in operating assets and liabilities	(27,350)	(48,863)
Net cash provided by operating activities	115,241	56,604
Investing activities:
Capital expenditures	(81,429)	(95,904)
Loan to affiliate	(4,906)	—
Acquisition of businesses, net of cash acquired	(3,020)	(34,396)
Proceeds from sale of fixed assets and other	73	2,220
Net cash used in investing activities	(89,282)	(128,080)
Financing activities:
Restricted cash deposit for overdraft facility	(25,000)	—
Increase in short-term debt, net	1,331	1,509
Principal payments on long-term debt	(4,886)	(3,931)
Purchase of noncontrolling interests	—	(1,262)
Repurchase of common stock	(23,800)	—
Proceeds from exercise of warrants	413	—
Taxes withheld and paid on employees' share based payment awards	(4,896)	(1,121)
Other	43	(133)
Net cash used in financing activities	(56,795)	(4,938)
Effects of exchange rate changes on cash and cash equivalents	(7,861)	13,954
Changes in cash and cash equivalents	(38,697)	(62,460)
Cash and cash equivalents at beginning of period	378,243	267,270
Cash and cash equivalents at end of period	$339,546	$204,810

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income and free cash flow are measures not recognized under United States Generally Accepted Accounting Principles (U.S. GAAP) and which exclude certain non-cash and non-recurring items. Management considers EBITDA, adjusted EBITDA, adjusted net income and free cash flow to be key indicators of the Company's operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company's performance. Adjusted EBITDA is defined as net income (loss) adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted net income is defined as net income (loss) adjusted to reflect certain unusual, non-cash or non-recurring items that management does not consider to be reflective of the Company's core operating performance. Free cash flow is defined as net cash provided by operating activities minus capital expenditures.

When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income and free cash flow as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA, adjusted EBITDA, adjusted net income and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income and free cash flow differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that Cooper Standard's future results will be unaffected by unusual or non-recurring items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA

The following table provides reconciliation of EBITDA and adjusted EBITDA from net income: (Unaudited; Dollar amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to Cooper-Standard Holdings Inc.	$40,913	$36,496	$71,512	$57,483
Income tax expense	15,234	16,442	30,787	31,183
Interest expense, net of interest income	9,995	9,268	19,747	18,425
Depreciation and amortization	30,169	29,376	60,374	55,975
EBITDA	$96,311	$91,582	$182,420	$163,066
Gain on remeasurement of previously held equity interest (1)	—	(2,577)	—	(14,199)
Restructuring charges	12,206	7,429	23,038	26,269
Secondary offering underwriting fees and other expenses (2)	—	—	6,500	—
Amortization of inventory write-up (3)	—	—	—	1,419
Acquisition costs	—	453	—	999
Other	—	65	155	162
Adjusted EBITDA	$108,517	$96,952	$212,113	$177,716

(1)	Gain on remeasurement of previously held equity interest in Shenya.

(2)	Fees and other expenses associated with the March 2016 secondary offering.

(3)	Amortization of write-up of inventory to fair value for the Shenya acquisition.

Adjusted Net Income
The following table provides reconciliation of net income to adjusted net income:
(Unaudited; Dollar amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
(All adjustments are net of tax)	2016	2015	2016	2015
Net income attributable to Cooper-Standard Holdings Inc.	$40,913	$36,496	$71,512	$57,483
Restructuring charges	12,000	6,802	22,461	25,484
Secondary offering underwriting fees and other expenses	—	—	6,272	—
Gain on remeasurement of previously held equity interest	—	(2,577)	—	(14,199)
Amortization of inventory write-up	—	—	—	1,206
Acquisition costs	—	281	—	620
Other	—	40	96	100
Adjusted net income	$52,913	$41,042	$100,341	$70,694

Weighted average shares outstanding
Basic	17,242,277	17,077,732	17,342,321	17,057,620
Diluted	18,591,647	18,410,467	18,669,123	18,324,072

Adjusted earnings per share:
Basic	$3.07	$2.40	$5.79	$4.14
Diluted	$2.85	$2.23	$5.37	$3.86

Free Cash Flow

The following table defines free cash flow:
(Unaudited; Dollar amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$87,327	$66,144	$115,241	$56,604
Capital expenditures	(26,339)	(44,589)	(81,429)	(95,904)
Free cash flow	$60,988	$21,555	$33,812	$(39,300)